Exhibit 99.1

Interlink Electronics Reports Second Quarter 2026 Results

Interlink reports a strong quarter, with increased revenues and a return to profitability

FREMONT, Calif., Aug. 13, 2026 (GLOBE NEWSWIRE) – Interlink Electronics, Inc. (Nasdaq: LINK) (“Interlink” or the “Company”), a global leader in sensor technology and printed electronic solutions, today reported results for the second quarter ended June 30, 2026.

Q2 2026 and Recent Highlights

•	Revenues increased 10% for the second quarter of 2026 and 13% for the first half of 2026 over the comparable 2025 periods, driven by higher shipments of our force-sensing and printed electronics products. Gross profit and Adjusted EBITDA increased as a result of higher revenues.

•	We currently expect the strategic acquisition announced in May 2026 to be completed by the end of October 2026, subject to customary closing conditions. The planned acquisition is expected to significantly expand our operations and increase our revenues and earnings. We are exploring various debt financing options to support our acquisition strategy and our working capital needs.

•	We have expanded our gas sensing solutions with new miniaturized, factory-calibrated digital output (I2C) gas sensor modules, offering easy integration for over 15 gases. In the coming weeks, we plan to launch high-performance electrochemical sensors in an industry-standard 4-series package for common gases such as carbon monoxide, hydrogen sulfide, and ozone. We are also introducing two advanced digital sensor instruments for single and dual gas detection, supporting both pumped and diffusion-based detection.

•	We will showcase our latest sensing technologies at several major events, including the WT Conference USA (September 15-16, Mountain View, CA), where we will present 'Functional Electronics Without Wires: The Evolution of Conductive Transfer Technology' on September 15 at 3:55 p.m. We will also exhibit at Electronica (November 10-13, Munich, Germany), a leading global technology conference.

•	We will also attend the following investor conferences: LD Micro Main Event (October 19-21, Los Angeles, CA) and Benchmark One-on-One Conference (December 10, New York, NY). At each event, we will highlight our expanding product portfolio, key commercial milestones, and the strategic initiatives driving our growth.

“We continue to make progress toward achieving our organic and acquisition growth objectives,” said Steven N. Bronson, Chairman, President, and CEO. “We expect the pending acquisition will be a transformative event for the Company on its path toward continued growth.”

Consolidated Financial Results

(Amounts in thousands except per share data and percentages)

	Three Months Ended June 30,				Six Months Ended June 30,
	2026	2025	$ ∆	% ∆	2026	2025	$ ∆	% ∆
Revenue	$3,770	$3,414	$356	10.4%	$6,844	$6,078	$766	12.6%
Gross profit	$1,672	$1,538	$134	8.7%	$3,008	$2,487	$521	20.9%
Gross margin	44.4%	45.0%			44.0%	40.9%
Income (loss) from operations	$246	$66			$(204)	$(783)
Net income (loss)	$248	$100			$(90)	$(705)
Net income (loss) applicable to common stockholders	$248	$—			$(90)	$(905)
Earnings (loss) per common share – diluted	$0.02	$—			$(0.01)	$(0.06)
Adjusted EBITDA	$421	$323			$255	$(300)

Revenue for the second quarter of 2026 increased 10% to $3.77 million, compared to $3.41 million in the second quarter of 2025, and for the first half of 2026 increased 13% to $6.84 million, compared to $6.08 million in the first half of 2025. The increases were driven by higher shipments of the Company’s force-sensing and printed electronics products, partially offset by lower sales of its gas-sensor products. Revenues fluctuate periodically in response to changes in customer demand, which can vary with order flow and production cycles, affecting both the timing and volume of shipments.

Gross margin for the second quarter of 2026 was 44.4%, a slight decrease from 45.0% for the second quarter of 2025. Gross margin for the first half of 2026 was 44.0%, compared with 40.9% for the first half of 2025. The increase in gross margin for the first half of 2026 was due to higher revenue and changes in the mix of our products and services.

Net income/loss for the second quarter of 2026 was income of $248,000, compared to income of $100,000 in same quarter last year, and for the first half of 2026 was a loss of $90,000, compared to a loss of $705,000 in the first half of 2025. The improvements in net income/loss were driven primarily by higher revenue and gross profit.

Adjusted EBITDA, a non-GAAP financial measure, for the second quarter of 2026 was $421,000, versus $323,000 in the same quarter last year, and for the first half of 2026 was $255,000, versus $(300,000) in the first half of 2025.

About Interlink Electronics, Inc.

Interlink Electronics is a leading provider of sensors and printed electronic solutions, boasting 40 years of success in delivering mission-critical technologies across diverse markets. Our customers, including global blue-chip companies, trust our products and solutions, which span various markets, including medical, industrial, automotive, wearables, IoT, and other specialty markets. Our expertise in materials science, manufacturing, embedded electronics, firmware, and software enables us to create custom solutions tailored to our customers’ unique needs.

We serve our international customer base from our corporate headquarters and proprietary gas sensor production and product development facility in Fremont, California (Silicon Valley area); our advanced printed electronics and materials science laboratory in Camarillo, California; and our advanced printed-electronics manufacturing facilities in Shenzhen, China; Irvine, Scotland; and Sheffield, England.

For more information, please visit www.InterlinkElectronics.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements in our press releases include statements about consummation of the pending acquisition and its expected impact on growth, our projected financial and operating performance, our acquisition program, our strategy and prospects, and our opportunities for organic growth and synergies. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the company’s forward-looking statements include, among other things, the following: the failure to satisfy closing conditions for the pending acquisition; integration risks for acquired businesses; our success in predicting new markets and the acceptance of our new products; efficient management of our infrastructure; the pace of technological developments and industry standards evolution and their effect on our target product and market choices; the effect of outsourcing technology development; changes in the ordering patterns of our customers; a decrease in the quality and/or reliability of our products; protection of our proprietary intellectual property; competition by alternative sophisticated as well as generic products; continued availability of raw materials for our products at competitive prices; disruptions in our manufacturing facilities; risks of international sales and operations including fluctuations in exchange rates and tariffs; compliance with regulatory requirements applicable to our manufacturing operations; and customer concentrations. Additional factors that could cause actual results to differ materially from those anticipated by our forward-looking statements are described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of the respective release, and we expressly disclaim any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measure

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with United States generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measure: Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We define Adjusted EBITDA for a particular period as net income (loss) before interest, taxes, depreciation and amortization, and as further adjusted for stock-based compensation expense.

We use this non-GAAP financial measure for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business operating results, such as amortization expense related to our recent acquisitions. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning, forecasting, and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe this non-GAAP financial measure is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) it is used by our investors to help them analyze the health of our business.

There are a number of limitations related to the use of non-GAAP financial measures. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.

Company Contact:

Interlink Electronics, Inc.

Steven N. Bronson, CEO

LINK@IESensors.com

805-623-4184

INTERLINK ELECTRONICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	June 30,	December 31,
	2026	2025
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$1,831	$2,724
Accounts receivable, net	2,148	1,542
Inventories	1,799	1,801
Prepaid expenses and other current assets	258	236
Total current assets	6,036	6,303
Property, plant and equipment, net	379	474
Intangible assets, net	1,001	1,333
Goodwill	2,542	2,586
Right-of-use assets	977	760
Deferred tax assets	215	202
Other assets	84	80
Total assets	$11,234	$11,738

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$568	$985
Accrued liabilities	298	330
Lease liabilities, current	409	324
Accrued income taxes	44	24
Total current liabilities	1,319	1,663

Long-term liabilities
Lease liabilities, long term	619	493
Deferred tax liabilities	268	361
Total long-term liabilities	887	854
Total liabilities	2,206	2,517

Stockholders’ equity
Preferred stock	—	—
Common stock	16	16
Additional paid-in-capital	62,608	62,594
Accumulated other comprehensive income	289	406
Accumulated deficit	(53,885)	(53,795)
Total stockholders’ equity	9,028	9,221
Total liabilities and stockholders’ equity	$11,234	$11,738

INTERLINK ELECTRONICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands, except per share data)
Revenue	$3,770	$3,414	$6,844	$6,078
Cost of revenue	2,098	1,876	3,836	3,591
Gross profit	1,672	1,538	3,008	2,487
Operating expenses:
Engineering, research and development	262	363	565	797
Selling, general and administrative	1,164	1,109	2,647	2,473
Total operating expenses	1,426	1,472	3,212	3,270
Income (loss) from operations	246	66	(204)	(783)
Other income (expense), net	(15)	25	45	30
Income (loss) before income taxes	231	91	(159)	(753)
Income tax expense (benefit)	(17)	(9)	(69)	(48)
Net income (loss)	$248	$100	$(90)	$(705)

Net income (loss) applicable to common stockholders	$248	$—	$(90)	$(905)
Earnings (loss) per common share – basic and diluted	$0.02	$—	$(0.01)	$(0.06)
Weighted average common shares outstanding – basic	15,750	14,796	15,750	14,796
Weighted average common shares outstanding – diluted	15,765	14,796	15,750	14,796

INTERLINK ELECTRONICS, INC.

RECONCILIATION OF CONSOLIDATED NET INCOME (LOSS) TO CONSOLIDATED ADJUSTED EBITDA

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Net income (loss)	$248	$100	$(90)	$(705)
Adjustments to arrive at earnings before interest, taxes, depreciation, and amortization (EBITDA):
Interest (income)	(3)	(7)	(5)	(13)
Income tax expense (benefit)	(17)	(9)	(69)	(48)
Depreciation expense	45	47	92	94
Amortization expense	141	185	313	358
EBITDA	414	316	241	(314)
Adjustments to arrive at Adjusted EBITDA:
Stock-based compensation expense	7	7	14	14
Adjusted EBITDA	$421	$323	$255	$(300)